NEWS RELEASE for June 16, 2011

BIOLASE ANNOUNCES SETTLEMENT WITH PHILIPS, RESULTING IN FULL AND FINAL DISMISSAL OF LITIGATION

IRVINE, CA (June 16, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today announced that it reached a final settlement agreement with Koninklijke Philips Electronics N.V. (NYSE:PHG) and Discus Dental LLC, regarding the litigation that Discus brought against BIOLASE in 2010 (Discus was subsequently acquired by Philips).

In the litigation, Discus asserted claims of design patent infringement, federal unfair competition, common law trademark infringement, unfair competition, and violation of the California Unfair Trade Practices Act. Discus claimed that BIOLASE’s iLase™ personal laser infringed Discus’ design patent, as well as trade dress rights Discus claimed in its own dental lasers. All of Discus’ and Philips’ claims against BIOLASE have been completely dropped and dismissed in their entirety with prejudice.

Discus and Philips had sought damages, attorneys’ fees, as well as a permanent injunction barring BIOLASE from selling the iLase. As part of the settlement, BIOLASE denied any and all such liability, and will continue to be able to sell the iLase throughout the world without interruption of any kind. As part of the settlement, Philips will receive a nominal payment, most of which will be paid by BIOLASE’s insurance carrier.

Federico Pignatelli, Chairman and CEO, said, “We are very pleased to have concluded this litigation, which arose during the tenure of prior management. I believed it was an unnecessary distraction to our current management team, whose efforts are solely focused on growing BIOLASE. We are obviously happy with the outcome.”

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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